Exhibit 3.9

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TITLEMAX FUNDING, INC.

TITLEMAX FUNDING, INC. (the “Corporation”), a corporation organized and existing under and by virtue of provisions of the Business Corporation Act of the state of Florida, does hereby certify as follows:

FIRST: The name of the Corporation is TitleMax Funding, Inc.

SECOND: The date of filing of the Corporation’s original Articles of Incorporation with the Secretary of State of Florida was November 16, 2001; Amended and Restated Articles of Incorporation were filed on December 3, 2001.

THIRD: The Corporation has issued 1000 shares of common stock, all of which are held by TitleMax Holdings, LLC, a Delaware limited liability company.

FOURTH: The Board of Directors of the Corporation is comprised of three members: Tracy Young, John Robinson and Evelyn Echevarria, the latter serving as the “Independent Director” described in the Amended and Restated Articles of Incorporation.

FIFTH: These Second Amended and Restated Articles of Incorporation restate and integrate and amend the Corporation’s Articles of Incorporation.

SIXTH: The existing Articles of Incorporation and Bylaws of the Corporation require the consent of all directors and shareholders to any modification to the Articles of Incorporation. The signature of all directors and Shareholders appears hereon to indicate such consent,

SEVENTH: The text of the Articles of Incorporation is hereby restated, in its entirety, to read as follows:

I.

The name of the corporation is TitleMax Funding, Inc. (the “Corporation”).

II.

The Corporation is organized pursuant to the provisions of the Business Corporation Act of the State of Florida.

III.

The Corporation shall have perpetual duration.

IV.

The Corporation is a corporation for profit and is organized to do any and all things for which corporations may be organized under the laws of the State of Florida.

V.

The Corporation has authority to issue not more than 1,000 shares of common stock of $0.01 par value.

VI.

Until changed in accordance with its Bylaws, the registered office of the Corporation is 515 N. Flagler Dr., Suite 1900, W. Palm Beach, FL 33401. The registered agent of the Corporation at such address is Richard A. Jarolem.

VII.

The principal office and mailing address of the Corporation is 24 Drayton Street, Suite 610, Savannah, Georgia 31401.

VIII.

The Board of Directors shall consist of one member who, until changed in accordance with the Bylaws of the Corporation, shall be:

Tracy Young 10 Cedar Point Drive Savannah, Georgia 31405.

IX.

No director shall have any personal responsibility to the corporation or its shareholders for monetary damages arising out of any breach of duty of care or other duty as a director except, however, said director shall be responsible for monetary damages for the following:

(1) Any appropriation, in violation of his duties, of any business opportunity of the corporation;

(2) Any act or omission not in good faith or which involves intentional misconduct or a knowing violation of the laws; and

(3) Any transaction for which the director derived an improper personal benefit.

IN WITNESS WHEREOF, the undersigned executes these Second Amended and Restated Articles of Incorporation as of the 22nd day of April 2005.

SHAREHOLDER TITLEMAX FUNDING, LLC

By:	/s/ Tracy Young
Tracy Young Manager

DIRECTORS:

/s/ Tracy Young
Tracy Young

/s/ John Robinson
John Robinson

/s/ Evelyn Echevarria
Evelyn Echevarria